Advanced Series Trust - Rule 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, is made among each Acquiring Fund set forth in Schedule A and advised by PGIM Investments LLC and AST Investment Services, Inc., severally and not jointly (each, an "Acquiring Fund"), and each Acquired Fund set forth an Schedule A and advised by Capital Research and Management Company, severally and not jointly (each, an "Acquired Fund," and together with the Acquiring Funds, the "Funds"), as such schedules may be amended from time to time.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies ("Section 12(d)(1)(A) Limits"); Section 12(d)(1)(B) of the 1940 Act limits the extent to which an open-end registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies; and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the "Rule"), permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund(s), in excess of the limits of Sections 12(d)(1)(A) and (C) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund(s), as set out in Schedule A, in reliance on the Rule:

1.Terms of Investment

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agrees and covenants as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in kind.

(ii)Timing/advance notice of redemptions.

The Acquiring Fund will use reasonable efforts to spread large redemption requests, over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund's best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)Scale of investment. Upon reasonable request by an Acquired Fund, the corresponding Acquiring Fund will provide summary information regarding the anticipated timeline and scale of its contemplated investment in the Acquired Fund.

2.Representations and Covenants of the Acquired Fund(s)

(a)In connection with any investment by the Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

(b)In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees and covenants that it shall provide each corresponding Acquiring Fund with information on the fees and expenses of the Acquired Fund, as reasonably requested by the corresponding Acquiring Fund with reference to the Rule.

3.Representations and Covenants of the Acquiring Fund

(a)In connection with any investment by the Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

(b)The Acquiring Fund shall promptly notify an Acquired Fund:

(i)Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund's total outstanding voting securities;

(ii)Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund's total outstanding voting securities; and

(iii)If, at any time, the Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) or (ii) above.

(c ) The Acquiring Fund has adopted policies and procedures designed to prevent violation of securities laws, including, Section 12 and Section 17 of the 1940 Act, and the rule thereunder.

4.Indemnification

(a)The Acquiring Fund agrees to hold harmless and indemnify each corresponding Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or claims or actions ("Claims") asserted against, the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)The Acquired Fund agrees to hold harmless and indemnify each corresponding Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or Claims asserted against, the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the Acquiring Fund or Acquired Fund(s) that are involved in the matter in controversy and not to other Funds or series.

5.Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party specified below:

If to the Acquiring Fund:	If to an Acquired Fund:
Debra Rubano	Michael Triessl
c/o PGIM Investments LLC	c/o Capital Research and Management
655 Broad Street	Company
Newark, NJ 07102	333 South Hope Street, 55th Floor
Email: debra.rubano@prudential.com	Los Angeles, CA 90071
Email: mcjt@capgroup.com
With a copy to: Claudia DiGiacomo,	With a copy to: Stephen T. Joyce
Chief Legal Officer	c/o American Funds Distributors, Inc.

c/o PGIM Investments LLC	333 South Hope Street, 55th Floor
655 Broad Street	Los Angeles, CA 90071
Newark, NJ 07102	Email: stj@capgroup.com
Attn: Legal Dept.	and:
Email:

claudia.digiacomo@prudential.com	American Funds Service Company
Attention: Contract Administration
3500 Wiseman Boulevard
San Antonio, TX 78251-4321
Email: contract_admin@capitalgroup.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement, unless terminated as provided below, shall be effective for the duration of each Acquired Fund's and each Acquiring Fund's reliance on the Rule with respect to the purchase or acquisition by the Acquiring Funds of voting stock of the Acquired Funds. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall remain in effect until terminated in writing by mutual agreement anytime or either party upon 60-days' notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) Limits in reliance on the Rule. Any voting restriction imposed by this Agreement shall survive termination of this Agreement until such time as ownership of the outstanding shares of the Acquired Fund by the Acquiring Fund and its "advisory group" (as such term is defined in the Rule), in the aggregate, falls below 3% of the outstanding shares of such Acquired Fund.

(c)This Agreement may not be assigned by either party without the prior written consent of the other party.

(d)This Agreement may be amended only by written instrument that is signed by each affected party.

(e)Schedule A to this Agreement may be amended from time to time to add or remove Acquiring Funds and Acquired Funds only by written instrument that is signed by each affected party.

(f)The terms of this Agreement shall apply individually between each Acquiring Fund and its corresponding Acquired Fund (as specified in Schedule A) unless the context specifically requires otherwise.

(g)In an action involving any Acquiring Fund[s] under this Agreement, the corresponding Acquired Fund[s] agree[s] to look solely to the Acquiring Fund[s] that [is/are] involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(h)In an action involving any Acquired Fund[s] under this Agreement, the corresponding Acquiring Fund[s] agree[s] to look solely to the Acquired Fund[s] that [is/are] involved in the matter in controversy and not to any other Acquired Fund or series of the Acquired Fund.

(i)With respect to each Fund that is a Massachusetts business trust or series thereof, as reflected in Schedule A, a copy of its Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of such Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of such Fund.

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[Signature Blocks/Pages On Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each Registrant on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Timothy S. Cronin Name: Timothy S. Cronin

Title: Senior Vice President, PGIM Investments LLC

Each Registrant on behalf of itself and its respective Acquired Funds listed on Schedule A, Severally and Not Jointly

/s/ Michael J. Triessl Name: Michael J. Triessl

Title: Authorized Signatory, Capital Research and Management Company

SCHEDULE A

List of Funds to Which the Agreement Applies

Series Funds*

Acquiring Funds	Acquired Funds

AST American Funds Growth	American Funds Insurance
Allocation Portfolio	Series® Asset Allocation Fund,
Class 1

AST American Funds Growth	American Funds Insurance
Allocation Portfolio	Series® Growth-Income Fund,
Class 1

AST American Funds Growth	American Funds Insurance
Allocation Portfolio
Series® Growth Fund, Class 1

Retail Funds

Acquiring Funds	Acquired Funds

AST American Funds Growth	New Perspective Fund®, Class
Allocation Portfolio	R-6

AST American Funds Growth	The Bond Fund of America®,
Allocation Portfolio	Class R-6